Client: Duos Technologies, Inc.	1
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

Transcriber’s name:	Michelle R.

Transcriber’s Notes:

Please find attached your transcript for the above referenced conference call.

Whilst every effort is made to ensure that the attached transcript is an accurate record of your taped conference call, sometimes difficulties are encountered in understanding technical words, people speaking with a foreign accent and in some cases when somebody is speaking from a crowded room with a lot of background noise and from mobile phones.

Where we have had difficulty understanding words we have indicated this as [indiscernible], or simply attempted to spell the word phonetically but follow it with [ph].

Additionally, please note, whilst we try to be as accurate as possible when inserting the names of speakers we would suggest that they are checked.

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Client: Duos Technologies, Inc.	2
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

START OF RECORDING

Attendance List:	Gianni Arcaini – Chairman and Chief Executive Officer

Adrian Goldfarb – Chief Financial Officer

David Ponevac – Chief Technology Officer

Title of Meeting:	Q3 2018 Earnings Call

Hosted By:	Gianni Arcaini

Coordinator

Good morning. Welcome to Duos Technologies’ Third Quarter 2018 Earnings Conference Call. Joining us for today’s call are Duos’ Chairman and CEO, Gianni Arcaini; CFO, Adrian Goldfarb; and CTO, David Ponevac.

Following their remarks we will open up the call for questions. Then before we conclude today’s call I will provide the necessary cautions regarding forward-looking statements made by management during this call.

Now I’d like to turn the call over to Duos’ Chairman and CEO, Gianni Arcaini. Sir, please proceed.

G. Arcaini

Thank you very much, Ian. Welcome, everyone and thank you for joining us. Yesterday morning we issued a press release announcing our financial results for the third quarter ended September 30 and other highlights. A copy of the press release will be available in the Investor Relations section of our website.

Now before we begin with the discussion of our results, I’d like to take a few minutes, as we always do, to provide a brief overview of who we are and what we do, particularly for those of you who may be less familiar with our company.

At Duos we provide advanced intelligent security and analytical technology solutions. In simple terms, we create custom, flexible and highly sophisticated technology solutions for our wide range of customers. We focus on improving the business processes to ultimately provide a measurable return on the investment.

To that end, we have, and continue to develop, a broad range of proprietary state-of-the-art and patented technologies which we typically deploy as turnkey systems. These advanced tools include machine-learning and other forms of artificial intelligence as well as advanced video analytics, which we deliver through a combination of our image capture portals, back end middleware and customer-facing software platforms branded as Praesidium and Centraco.

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Client: Duos Technologies, Inc.	3
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

Our chief focus is on mission critical security inspection and operations, and our target markets are in the rail transportation, retail distribution as well as in the critical infrastructure security and the law enforcement sectors. We estimate that the total addressable market opportunity in our combined core target markets exceeds $100 billion.

In addition to our strength in technology development, one major differentiator is that our technologies do not require a change in our customers’ business practices or processes. A significant aspect of our core platforms is the adaptability to various verticals requiring very little adjustments to our core code. Our diversified long-term market strategy is designed to significantly minimize cyclical market segment vulnerabilities.

With that overview now complete, I’d like to provide a brief summary of our results. Simply put, we believe Q3 was a phenomenal quarter for us. We delivered yet another record financial performance and continued to make significant operational progress in our long-term growth plan. Most notably, we grew total revenues 388%, to a record $5.1 million for the quarter, and improved gross profit by more than 500% over the prior year, both of which contributed to our first profitable quarter since significantly altering the focus of our business.

Combined with our efforts last quarter, which included the opening of our new engineer and operations facility that is now up and running, as well as the additional several key executives to our management team, we now have the tools and the talent to take our success to new heights. As the next step in that process, during the third quarter we successfully completed a number of major deliverables and finalized a few key developments, which I plan to highlight later in our presentation.

Where we are, of course focused on generating and accelerating new business. We have remained dedicated to providing superior quality in our products, as evidenced in some of our recent announcements.

However, before I go any further into these highlights and updates, I’m going to turn the call over to our CFO, Adrian Goldfarb, who will walk us through the financial results for the third quarter. After Adrian’s presentation I will further discuss our recent progress during the quarter, before finishing with a brief update on our outlook for the remainder of the year and for 2019. Adrian?

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Client: Duos Technologies, Inc.	4
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

A. Goldfarb

Thank you, Gianni. Before getting into my discussion of the third quarter’s results, I would like to remind listeners of certain changes that have been implemented in our financial reporting. The Financial Accounting Standards Board, or FASB, gives guidance to issuers for reporting financial results through Accounting Standards Codification, or ASC. As I have mentioned on previous calls, our company adopted ASC 606 covering revenue recognition for contracts with customers in the first quarter of 2018. Specifically, where previously we reported revenues on a percentage completion basis, we have refined and adjusted our reporting to conform with the new standard using the input method, which recognizes revenue based on costs incurred until delivery to the customer.

As also stated in previous calls, we believed that this would have a minimal impact on our reported revenues for 2018, and I’m pleased to report that for this quarter and for the first nine months of the year, our results are directly comparable to equivalent periods in 2017. I would like to stress that our financial reporting continues to give an accurate reflection of the overall performance of the business.

Now turning to our financial results for the third quarter ended September 30, 2018. Total revenue increased 388%, to a record $5.1 million from $1 million for the same period in the prior year. The significant increase in total revenue was driven by an increase in project revenues and maintenance and technical support, but was offset by decreased asset management services revenues. The increase in project revenue is a result of our ongoing introduction of new offerings, including intelligent analytics and machine-learning and transition from traditional legacy security-centric offerings.

Gross profit increased 501% to $2.3 million or 46% of total revenue, compared to $387,000 or 37% of total revenue in Q3 of last year. Although earlier quarters were impacted by certain accounting changes related to the implementation of ASC 606, this quarter and the associated nine-month period are directly comparable to equivalent periods in 2017. We do not anticipate these prior variances will be a factor going forward when comparing equivalent periods.

Turning to our costs, operating expenses increased 44%, to $1.7 million from $1.2 million in Q3 of last year. The increase in operating expenses was mainly due to an increase in resources related to the significant increase in revenues for the period, as I just mentioned.

Selling and marketing, as well as R&D, both increased in line with our investment in resources to grow the business. The increase in full-time and contract labour was higher during the period due to an increase in number of employees and additional contract expenses related to the overall significant increase in revenues.

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Client: Duos Technologies, Inc.	5
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

From a profitability standpoint, I’m encouraged to report that we had positive GAAP net income in the quarter totalling $633,000, or $0.02 per share on a fully diluted basis. This is an improvement from a net loss of $125,000 or a loss of $0.07 per diluted share in the third quarter of 2017. The improvement in net income was primarily attributable to the overall increase in revenues mentioned previously.

Let’s now discuss the balance sheet. As of September 30, 2018 we had $1.6 million in cash and cash equivalents as well as net receivables of approximately $1.4 million, which we expect payment within the next 30 to 45 days. As I mentioned on our previous call, we expect that our capital raise late last year gives us sufficient runway to execute on our business plan in 2018, and we do not expect to need to raise funds for our current operations in the foreseeable future.

We remain comfortable with our financial position and anticipate continuing improvement in our balance sheet through the remainder of the year and beyond. In addition to our stable cash position, we now have positive working capital and shareholders’ equity.

And finally, shifting gears to our outlook for the fiscal year ending December 31, 2018, based on our financial performance to date along with our current pipeline of business, we are again raising our revenue guidance by another 9%. We now expect total revenue to be $11 million, which would represent a 183% increase from the $3.9 million reported in 2017.

It’s worth mentioning that our guidance is based on already recognized revenues as well as numerous contracts in backlog that are already performing and scheduled to be executed before the end of this year. We are currently reviewing our backlog for 2019, and Gianni will address our initial outlook going forward.

This completes my financial summary. I’d now like to turn the call back over to Gianni for additional insights into our recent operational progress as well as our outlook for the remainder of 2018. Gianni?

G. Arcaini

Thank you, Adrian. Building on my earlier remarks, 2018 has been the beginning of what we anticipate will be a transformative period for our company. With our performance for Q2 and now Q3, we have established significant growth momentum that we plan to build on through the balance of this year and for the foreseeable future. For the purpose of today’s call, my remarks will be limited to recent updates so that we can get right to questions and answers.

First, I’d like to expand on a few key wins from the third quarter and more recently. As you may have seen, in September we were awarded a software license and application model agreement from a leading North American Class 1 transportation logistics company. Under the terms of that agreement, Duos will be developing enhanced inspection algorithms, which cover the development and licensing of 17 artificial intelligence based detection algorithm models.

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Client: Duos Technologies, Inc.	6
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

More specifically, this agreement allows rail operators working for this customer to deploy our sophisticated algorithms to optimize and automate a lot of what is currently done manually. Once used, we expect these algorithms to first [ph] multiply and streamline their overall inspection process. Our technology will enable rail operators to increase the speed and accuracy by which potential mechanical defects can be identified as well as collected.

All algorithms we will develop are adapted to multiple customers, without requiring any code modification. For Duos, this project will enable us to further demonstrate how significantly our automated inspection strategies can impact rail operations in general, and in particular the safety and efficiency of traditional mechanical inspection practices.

Additionally, at the end of October we were awarded a contract for installation of our Praesidium and Centraco systems from a regional bank with a national footprint. When completed, Duos will provide comprehensive security solutions at 14 of the banks’ sites across the United States. Development will include 19 separate projects overall and carries a total contract value of approximately a million.

While we are indeed focused intently on winning new business, we are also continuing to devote a significant amount of time and attention on enhancing our current products. To that end, this quarter we made a few announcements that I’d like to highlight here.

Earlier this month we were awarded our 10th patent, which covers our Linear Speed Sensor technology, as we like to call it. On a very basic level, the LSS provides light and speed information of rolling stock passing our portal. With an accuracy of 0.01 miles per hour, this LSS information enables the precise taking of thousands of one single-pixel wide image segments into an accurate, high definition, panoramic image of an entire train. Without it, images would appear compressed or scratched, reducing the effectiveness of both operator inspection and algorithmic detection of mechanical issues.

The LSS has undergone extensive field testing, and we believe it is an important underlying technology as we continue in the advancement of our AI capabilities.

Beyond product enhancement, however, [indiscernible – 43:28] build out and enhance our operations on a logistical level as well. As we mentioned last quarter, our new operations center is now up and running. This new 4,400 square foot facility is located just a few minutes from our headquarters, and is now home to our expanded engineering and operations staff. The facility also serves as our product research testing and demonstration center.

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Client: Duos Technologies, Inc.	7
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

On a further positive note, while we are still filling some technical positions, we were able to identify and hire most of the necessary positions, increasing our headcount from approximately 40 in early 2018 to now about 50. With the new facility completed and a majority of the expanded team in place, we have been able to execute all projects to date, and we believe we’ll now be able to meet the demand of larger orders we expect to receive. And the increased bandwidth and resources are expected to allow us to continue to develop new technologies that will drive greater, more diversified revenue streams.

I’m also pleased to share that we recently created a new division within our organization to focus on artificial intelligence. We expect that future technologies will rely significantly on enhancements provided by artificial intelligence. While our company has already established the capability of delivering machine-learning applications, we are still relying on third party AI platforms to provide certain analytics components. Licensing these self-learning applications is becoming more and more expensive, and such a dependency creates a potential risk of delays in delivery of our solutions.

We have already identified the team who are expected to develop the IAI platform under the leadership of our CTO, David Ponevac. In fact, our Chief Technology Officer, David Ponevac is also on the line, and he will be able to field some of your questions if you have any technical questions.

The division spearheaded by Mr. Ponevac will operate within our TruVue 360 subsidiary. We are contemplating funding the subsidiary under a separate funding structure, and we expect to share more details with you on our next call. We are very excited about this new venture, which we believe adds significant synergy to all our product offerings.

Let’s talk a little bit about our outlook. As Adrian mentioned, with our continued success in Q3 and now into the current quarter, we are again in a position to increase our full year revenue outlook. We now expect to record at least $11 million in revenues for 2018, which will represent a 183% increase over last year.

As we have said on previous calls, we like to be conservative when providing guidance, recognizing the importance of executing on the plan we have laid out for ourselves. Just to be sure, the $11 million is based on our current results to date as well as contracts currently in our backlog that we are already performing as well as pending purchase orders we expect to receive which are scheduled to be executed between now and the end of this year.

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Client: Duos Technologies, Inc.	8
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

In addition, based on current and pending orders, we are giving preliminary revenue guidance for 2019 of between $14 million and $15 million. We will refine that number after the next earnings call. We plan to provide additional details early next year about the 2019 outlook.

To close, we believe Duos is in the best position it’s ever been, and we now have the resources team and plan in place to build on our initial success and take our operational and financial performance to the next level. Going forward, we believe our future is very bright and the opportunity is abundant. We have been executing our strategy to systemically scale our business, which we believe will drive shareholder value over the long term.

With that, we are ready to open the call to your questions. Operator, please provide the appropriate instructions.

Coordinator	Thank you. [Operator instructions].

G. Arcaini	Okay.

Coordinator	At this time, this concludes our question and answer session. I would now like to turn the call back over to Mr. Arcaini for his closing remarks.

G. Arcaini

Again, thank you very much for participating on this call. I hope you are equally excited as we are. We are very bullish with our future and hope to see you sometime soon. Thank you very much. Operator, you can complete the call now.

Coordinator	Before we conclude today’s call, I would like to provide the US Safe Harbor Statement that includes important cautions regarding forward-looking statements made during this call.

This earnings call contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking terminology, such as belief, expect, may, will, should, anticipate, plans and their opposites or similar expressions are intended to identify forward-looking statements. We caution you that these statements are not guarantees of future performance or events and are subject to a number of risks, uncertainties and other influences, many of which are beyond our control, which may influence the accuracy of statements and the projections upon which the statements are based and could cause Duos Technologies Group’s actual results to differ materially from those anticipated by the forward-looking statements.

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Client: Duos Technologies, Inc.	9
BT Transcription Ref: K6529465
Date: 15th November 2018 @ 11.00 EST

These risks and uncertainties include, but are not limited to, those described in Item 1a in Duos’ annual report Form 10-K which is expressly incorporated herein by reference, and other factors that could be described in Duos’ filing with the SEC.

Thank you for joining us today for Duos Technologies Group’s Third Quarter 2018 Earnings Conference Call. You may now disconnect.

[END OF CALL]

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